Exhibit 18

SMC Corporation

Audit Committee Charter

    The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's external auditors. The Audit Committee has the responsibilities and powers set forth in this Charter, but it is the responsibility of management of the Company and the independent auditor, not the Audit Committee, to plan or conduct audits and to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles and other applicable standards. It is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

    The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market or of any exchange on which the Company's securities are listed for trading.

    The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside legal counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

    The Audit Committee shall:

  1.
  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

  2.
  Meet periodically, but no less than once per year, with management and the independent auditor to:

  (a)
  Review the annual audited financial statements, including major issues regarding accounting and auditing principles and practices and the adequacy of internal controls that could significantly affect the Company's financial statements.

  (b)
  Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

  (c)
  Review the Company's major financial risk exposures and the steps management has taken to monitor and control the exposures.

  (d)
  Obtain reports from management and the independent auditor as to whether the Company and its subsidiaries are in conformity with applicable legal requirements.

  (e)
  Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

  3.
  Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

  4.
  Evaluate the performance of the independent auditor and recommend to the Board the appointment or replacement of the independent auditor. Receive confirmation from the independent auditor of its understanding that it is ultimately accountable to the Audit Committee and the Board.

  5.
  Approve the fees to be paid to the independent auditor.

  6.
  Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

  7.
  Receive periodic reports from the independent auditor regarding the auditor's independence, discuss these reports with the auditor, and, if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the auditor. Review and approve requests for any significant management consulting engagements to be performed by the independent auditor.

  8.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  9.
  Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. This review should include a discussion of any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

  10.
  Review the internal audit function of the Company, including the independence and authority of its reporting obligations, and the qualification of the Company's internal audit staff. Meet with the Company's internal audit department representative to review the plan and scope of work of the internal audit staff and to monitor the progress of the plan.

  11.
  Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company's proxy statement for its annual meeting of shareholders.

  12.
  Review with the Company's general counsel, or other management personnel if there is no general counsel, legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  13.
  Meet at least annually with the chief financial officer and the independent auditor in separate sessions.

  14.
  Perform any other oversight or special investigatory functions delegated by the Board of Directors.

  15.
  Make regular reports to the Board.